Exhibit 99.1

iBio Reports Preliminary Unaudited Fiscal Year 2022 Financial Results and Provides Corporate Update

Bryan, Texas and San Diego, California / September 27, 2022 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), a developer of next-generation biopharmaceuticals and pioneer of the sustainable FastPharming® Manufacturing System, today announces preliminary unaudited financial results for the fiscal year ended June 30, 2022, and provides a corporate update.

“We have continued to take important steps toward achieving our strategic objective of becoming a leading biotechnology company with a focus on developing innovative immunotherapies,” said Tom Isett, Chairman & CEO of iBio. “Chief among these was the RubrYc asset acquisition, which provides us with a differentiated, AI-powered drug discovery platform and four promising new candidates to go along with our lead asset, IBIO-101, an IL-2 sparing anti-CD25 antibody. With an expanded portfolio and increasing technical, regulatory, and market challenges for COVID-19 vaccine development, we have decided not to proceed with an IND submission for IBIO-202, our multi-variant COVID-19 vaccine candidate. We also continue to review options to extend our cash runway.”

Recent Business Developments:

BIOPHARMACEUTICALS

Therapeutics

●	Last week, iBio acquired substantially all the assets of its partner, RubrYc Therapeutics, Inc. (“RubrYc”). The transaction included RubrYc's artificial intelligence (“AI”)-driven Discovery Engine; its proprietary humanized antibody library; all rights, with no future milestone payment or royalty obligations, to the two immuno-oncology assets previously licensed in the partnership; and four new immunotherapy candidates.

●	The AI Discovery Engine is unique as it is the only proprietary machine-learning platform of its kind to combine computational biology and 3D-modeling of epitopes for the identification and engineering of large-molecule drug candidates based upon subdominant, as well as conformational, epitopes that have proven hard to target using traditional ‘trial-and-error’ screening methods.

●	As part of the RubrYc transaction, the Company now wholly-owns, with no further financial commitments, its lead immune-oncology asset, IBIO-101; an IL-2 sparing anti-CD25 antibody aimed at depleting immunosuppressive regulatory T cells without interfering with T effector cell anti-tumor effects. As iBio evaluates its recently increased options for the molecule’s development, the Company now expects to file an Investigational New Drug (“IND”) application for IBIO-101 with the U.S. Food and Drug Administration (“FDA”) in the first half of calendar 2024.

Vaccines

●	As previously reported, preclinical studies of IBIO-202, the Company’s vaccine candidate that uses a nucleocapsid (“N”) antigen rather than the more mutable spike (“S”) protein of SARS-CoV-2, demonstrated a robust, antigen-specific, memory T-cell response. Nevertheless, data derived from recent IND-enabling challenge studies in immunologically naïve hamsters showed that IBIO-202 did not provide protective effect as an “N-only” vaccine. Accordingly, iBio has decided not to move forward with the IND submission for IBIO-202 in 2023.

●	A recent preclinical study published in the peer-reviewed journal, Science Translational Medicine, similarly demonstrated that N-only vaccination provided modest protection from SARS-CoV-2. However, the study also showed that combining N with S (“N+S”) induced more robust protection against both Delta and Omicron variants than S-only vaccination.
●	In light of the challenge study data, the continuing need for a ‘last dose’, not a ‘next dose’ of a COVID-19 vaccine, and iBio’s prospects to secure non-dilutive funding and/or partnership opportunities for the program, iBio is evaluating next steps for its proprietary N-antigen drug substance.

Recent Corporate Developments:

●	At the Company’s Special Meeting of Stockholders held on June 30, 2022, iBio’s stockholders approved a proposal giving the Board of Directors (the “Board”) the option to effect a one for twenty-five (1-for-25) reverse stock split of the Company’s shares of common stock in the event that it deemed it advisable.

●	iBio announced today the Board has approved a one for twenty-five (1-for-25) reverse stock split that will become effective Friday, October 7, 2022, upon the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation, as amended, with the Secretary of the State of Delaware. On Monday, October 10, 2022, the Company’s common stock will begin trading on a post-reverse split basis on the NYSE American under the same symbol “IBIO,” but with a new CUSIP number of 451033609.

“The importance of having flexibility to pursue our strategic objectives with the availability of additional issuable shares was underscored with the RubrYc transaction, financed upfront with iBio common stock,” said Mr. Isett.  “We are pleased that our shareholders voted in favor of the reverse stock split proposal that could provide the Company with strategic business management flexibility.”

Preliminary Unaudited Financial Results:

Revenues for the fiscal year ended June 30, 2022, were approximately $2.4 million, an increase of 1% over fiscal 2021.

R&D and G&A expenses for fiscal 2022 increased $7.7 million and $12.1 million, respectively, over the comparable period in fiscal 2021. The growth in R&D and G&A reflects the Company’s growing investments in its pipeline, platform technologies, employees, and related infrastructure.

iBio's consolidated net loss for the fiscal year ended June 30, 2022, was $50.3 million, an increased loss of $27.1 million compared to 2021 due to increased R&D and administrative expenses incurred to support the Company’s business strategy and $10.2 million in Fraunhofer USA settlement income in fiscal 2021 that did not recur in fiscal 2022 offset by $1.8 million in Fraunhofer USA license revenue in fiscal 2022.

iBio held cash, cash equivalents and investments in debt securities of $39.5 million as of June 30, 2022.

The Company has concluded there is substantial doubt about the Company’s ability to continue as a going concern.  Accordingly, the Company has been informed by its registered public accounting firm that its audit opinion that will be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022 to be filed with the Securities and Exchange Commission will include an explanatory paragraph related to the Company’s ability to continue as a going concern.  This announcement is made pursuant to NYSE American LLC Company Guide Section 610(b), which requires public announcement of the receipt of an audit opinion containing a going concern paragraph.  iBio is evaluating a number of potential options to expand its cash runway, the implementation of which will impact its liquidity. Potential options being considered to increase liquidity include lowering our expenses through decreasing spending, such as with the IBIO-202 program, and focusing product development on a select number of product candidates. Additional options include the sale or out-licensing of certain product candidates or parts of the business, raising money from capital markets, grant revenue or collaborations, or a combination thereof.

Webcast and Conference Call

iBio management will host a webcast and conference call at 4:30 p.m. Eastern Time today, September 27, 2022, to discuss these results and provide additional updates.

The live and archived webcast may be accessed on the Company’s website at www.ibioinc.com under “News and Events” in the Investors section. To access the live call by phone, participants should go to this registration link, where they will be provided with the dial-in details.

About iBio, Inc.

iBio develops next-generation biopharmaceuticals using computational biology and 3D-modeling of hard-to-target subdominant epitopes along with its sustainable, plant-based protein expression capabilities for cGMP manufacturing. Its FastPharming® Manufacturing System combines vertical farming, automated hydroponics, and novel glycosylation technologies to rapidly deliver high-quality monoclonal antibodies, vaccines, bioinks and other proteins. iBio is developing proprietary biopharmaceuticals for the treatment of cancers, as well as fibrotic and autoimmune diseases. The Company’s wholly-owned subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services along with GlycaneeringSM Development Services for advanced recombinant protein design. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding our strategic objective of becoming a leading biotechnology company with a focus on developing innovative immunotherapies; reviewing options to extend the Company’s cash runway; and filing an IND application for IBIO-101 with the FDA in the first half of calendar 2024. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to continue to execute its growth strategy; its ability to become a leading biotechnology company with a focus on developing innovative immunotherapies its ability to develop additional options to extend our cash runway; its ability to execute or be successful with any additional options to extend the Company’s cash runway; its ability to accelerate the Company’s transformation; its ability to raise additional capital in order to achieve the Company’s strategic objectives; its ability to successfully integrate the RubrYc business with our current management and structure; its ability to file an IND for IBIO-101 before the first half of 2024; its ability secure non-dilutive funding and/or partnerships for IBIO-202; its ability to pursue strategic objectives with the availability of additional issuable shares; its ability to obtain regulatory approvals for commercialization of its product candidates, or to comply with ongoing regulatory requirements; regulatory limitations relating to its ability to promote or commercialize its product candidates for specific indications; acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products; its ability to maintain its license agreements; the continued maintenance and growth of its patent estate; its ability to establish and maintain collaborations and attract and increase partnership opportunities for its bioprocess business; successful compliance with governmental regulations applicable to its manufacturing facility; competition; its ability to raise additional capital in order to fully execute the Company’s longer-term business plan and the other factors discussed in the Company’s filings with the SEC including the Company’s Annual Report on Form 10-K for the year ended June 30, 2021 and the Company’s subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com